EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
By and between
Lincoln Acquisition Corp.
and
The Oilgear Company
dated as of
August 28, 2006

TABLE OF CONTENTS

i

Section 8.7.	Severability	54
Section 8.8.	Enforcement of Agreement	54
Section 8.9.	Waiver of Jury Trial	54
Section 8.10.	Counterparts	55
Section 8.11.	Headings	55
Section 8.12.	Interpretation	55
Section 8.13.	Definitions	55

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	8.13
Affiliates	8.13
Agreement	Preamble
Articles of Merger	1.3
Business Day	8.13
Certificates	2.2
Change in Company Recommendation	5.2(b)
Closing	1.2
Closing Date	1.2
Code	1.9
Company	Preamble
Company Ancillary Instruments	3.3
Company Board Approval	3.7
Company Common Stock	Recitals
Company Contract	8.13
Company Disclosure Schedule	Article 3
Company Intellectual Property	3.13(a)
Company Permits	3.10
Company Recommendation	5.2(b)
Company Requisite Shareholder Vote	3.3
Company SEC Reports	3.5(a)
Company Shareholders Meeting	5.2(b)
Company Stock Options	3.2
Company Stock Plans	1.9
Company Voting Debt	3.2
Confidentiality Agreement	5.5(a)(i)
Contract	3.4(a)
Damages	6.2(a)
D&O Insurance	5.6

Defined Term	Section
EBITDA	8.13
Effective Time	1.3
Employee Benefit Plans	3.14(a)
Environmental Laws	3.12(a)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
Exchange Act	3.4(b)
Foreign Benefit Plan	3.14(l)
GAAP	3.5(b)
Governmental Entity	3.4(b)
Hazardous Substance	8.13
Intellectual Property Rights	8.13
Law	3.4(a)
Leased Real Property	3.17(c)
Liens	3.2
Mason Wells Fee	8.13
Material Adverse Effect	8.13
June 30 Financial Statements	3.5(c)
Merger	Recitals
Merger Consideration	1.8(a)
Purchaser	Preamble
Multiemployer Plan	3.14(b)
Necessary Consents	3.4(b)
Order	3.4(a)
Owned Real Property	3.17(b)
Purchaser	Preamble
Purchaser Ancillary Instruments	4.2
Purchaser Disclosure Schedule	Article 4
Purchaser’s Costs	7.2(b)
Paying Agent	2.1
PBGC	3.14(c)

v

Defined Term	Section
Person	8.13
Properties	3.12(b)
Proxy Statement	5.2(a)
Real Property Lease	3.17(c)
Recent Balance Sheet	3.11(a)
Regulatory Law	8.13
Representatives	5.5(a)
SEC	3.5(a)
Securities Act	3.5(a)
Subsidiaries	8.13
Superior Proposal	8.13
Surviving Corporation	1.1
Taxes	8.13
Tax Return	8.13
Termination Date	7.1(b)
Transaction Expenses	8.13
WBCL	1.1

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and effective as of August 28, 2006, between Lincoln Acquisition Corp., a Wisconsin corporation (“Purchaser”), and The Oilgear Company, a Wisconsin corporation (“Company”).
          WHEREAS, the respective Boards of Directors of Purchaser and Company desire to enter into a transaction whereby Purchaser will merge with and into Company (the “Merger”), pursuant to which each issued and outstanding share of Common Stock, par value $1.00 per share, of Company (“Company Common Stock”) not owned directly or indirectly by Company will be converted into the right to receive the Merger Consideration; and
          WHEREAS, the Board of Directors of Company has unanimously (i) determined that (A) the Merger is advisable and in the best interests of Company and its shareholders and (B) the cash consideration for outstanding shares of Company Common Stock in the Merger is fair to the shareholders of Company; (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; and (iii) recommended approval and adoption by the shareholders of Company of this Agreement and the transactions contemplated hereby, including the Merger; and;
          WHEREAS, the Board of Directors of Purchaser has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
          WHEREAS, Purchaser and Company desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions to, the Merger.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
THE MERGER
Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Wisconsin Business Corporation Law (the “WBCL”), Purchaser shall be merged with and into Company at the Effective Time. Following the Effective Time, Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Purchaser shall terminate.
Section 1.2. Closing. The closing of the Merger (the “Closing”) shall occur at 10:00 a.m., local time, on the first Business Day after the satisfaction or waiver of the condition set forth in Section 6.1(a), or such other time and date as Purchaser and Company shall agree in writing, unless this Agreement has been theretofore terminated pursuant to its terms (the actual time and date of the Closing is referred to as the “Closing Date”). Notwithstanding the foregoing, if the Closing shall not occur in accordance with the preceding sentence because any condition to the Closing set forth in Article 6 is not satisfied or waived on or prior to that date, then either Purchaser or Company may postpone the Closing from time to time to any designated subsequent Business Day not more than five (5) Business Days after the original or postponed date on which the Closing was to occur by delivering written notice of such postponement to the other. The Closing shall be held at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 or such other place as Purchaser and Company shall agree in writing.
Section 1.3. Effective Time. At the Closing, the parties hereto shall file articles of merger (the “Articles of Merger”) with the Wisconsin Department of Financial Institutions in such form as is required by, and executed in accordance with, the relevant provisions of the WBCL and make all other filings or recordings required by the WBCL to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Wisconsin Department of Financial Institutions or at such subsequent time as Purchaser and Company shall agree and specify in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).
Section 1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Purchaser and Company shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Purchaser and Company shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.5. Articles of Incorporation. The Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law.
Section 1.6. By-Laws. The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with applicable Law.
Section 1.7. Officers and Directors. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Promptly following the Effective Time, the Surviving Corporation will appoint such additional officers as the directors of the Surviving Corporation shall determine. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 1.8. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Purchaser:
     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(c)) shall be converted into the right to receive an amount in cash equal to $15.25, without interest (the “Merger Consideration”).

     (b) All shares of Company Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as otherwise expressly provided in this Agreement or by applicable Law.
     (c) Each share of Company Common Stock that is owned directly or indirectly by Company at the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (d) Each share of (i) common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case) share of common stock, par value $0.01 per share, of the Surviving Corporation; and (ii) preferred stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case) share of preferred stock, par value $0.01 per share, of the Surviving Corporation.
Section 1.9. Company Stock Options and Other Equity-Based Awards. Not later than immediately prior to the Effective Time, Company shall cause the Board of Directors of Company or any committee administering the Company Stock Plans to adopt all resolutions, take all actions and obtain all consents necessary to provide that:
     (a) all outstanding Company Stock Options heretofore granted under Company’s 1992 Stock Option Plan or any other stock option or similar plans, agreements or arrangements of Company including any related award agreements (collectively, the “Company Stock Plans”), whether or not then exercisable or vested, shall cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock and shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (A) the per share Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised;
     (b) the Company Stock Plans shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of Company or any of its Subsidiaries shall be canceled, effective as of the Effective Time, without any liability on the part of

Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement); and
     (c) no Person shall have any right under the Company Stock Plans or under any other plan, program, agreement or arrangement with respect to equity interests of Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement) at and after the Effective Time.
Reasonably promptly after the Effective Time, the Surviving Corporation shall pay the holders of Company Stock Options the cash payments specified in this Section 1.9. No interest shall be paid or accrue on such cash payments. To the extent the Surviving Corporation or Purchaser is required or entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock Options with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (collectively, the “Code”), or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Purchaser, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be. Company shall cooperate with Purchaser, and keep Purchaser fully informed, with respect to all resolutions, actions and consents that Company intends to adopt, take and obtain in connection with the matters described in this Section 1.9. Without limitation, Company shall provide Purchaser with a reasonable opportunity to review and comment on all such resolutions and consents.
Section 1.10. Certain Adjustments. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company shall be declared with a record date within such period, (c) any other securities of Company shall be declared with a record date within such period or (d) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Stock Options) the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE 2
CONVERSION OF SHARES
Section 2.1. Paying Agent. As of the Effective Time, Purchaser shall designate, and enter into an agreement with Wells Fargo N.A., or such other bank or trust company reasonably acceptable to Company to act as paying agent in the Merger (the “Paying Agent”), which agreement shall provide that Purchaser shall deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, cash sufficient to effect the payment of the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2.

Section 2.2. Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 1.8(a) (the “Certificates”) (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such a form and have such other provisions as Purchaser may specify) and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as Purchaser may appoint, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration. If any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the satisfaction of the Surviving Corporation that any such Taxes either have been paid or are not payable.
Section 2.3. Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains undistributed to holders of Certificates on the date that is six months after the Effective Time shall be delivered to the Surviving Corporation or its designee, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains unclaimed by holders of Certificates on the date that is five years after the Effective Time or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.
Section 2.4. No Liability. None of Purchaser, Company, the Surviving Corporation, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
Section 2.5. Investment of Merger Consideration. The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by the Surviving Corporation on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to holders of Certificates pursuant to Section 1.8(a) and this Article 2. Any interest and other income resulting from such investments shall be the property of, and shall promptly be paid to, the Surviving Corporation.

Section 2.6. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.
Section 2.7. Withholding Rights. To the extent the Surviving Corporation or Purchaser is required or entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock with respect to the making of such payment under the Code or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Purchaser, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be.
Section 2.8. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Purchaser, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Company or Purchaser, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under all of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 2.9. Stock Transfer Books. The stock transfer books of Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. At or after the Effective Time, any Certificates presented to the Paying Agent, Purchaser or the Surviving Corporation for any reason shall, subject to compliance with the provisions of this Article 2 by the holder thereof, be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY
          Except as set forth in the disclosure schedule delivered by Company to Purchaser prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which in each case reference the applicable Section below, Company makes the following representations and warranties to Purchaser, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date:
Section 3.1. Organization and Qualification. Each of Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing (which, in the case of a corporation organized under the Laws of the State of Wisconsin, means that such corporation has filed its most recent required annual report and has not filed articles of dissolution) under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted. Each of Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. The copies of the Articles of Incorporation and By-Laws (or similar charter documents) of Company and each of its Subsidiaries, including any amendments thereto, that have been delivered by Company to Purchaser are correct and complete copies of such instruments as presently in effect.
Section 3.2. Capitalization. As of the date of this Agreement, the authorized capital stock of Company consists entirely of 4,000,000 shares of Company Common Stock, of which 2,039,034 shares of Company Common Stock are issued and outstanding. All issued and outstanding shares of capital stock of Company and its Subsidiaries are validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case). As of the date of this Agreement, there are outstanding options to acquire shares of Company Common Stock from Company representing in the aggregate the right to acquire 63,749 shares of Company Common Stock (collectively, the “Company Stock Options”) under all Company Stock Plans. Schedule 3.2 to the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of (a) the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Employee Benefit Plans or otherwise and the holders, the dates of grant, the exercise prices, the expiration dates and the vesting schedules thereof and the Company Stock Plan under which such Company Stock Options or other securities were granted; and (b) the number of shares of Company Common Stock beneficially owned by each officer and director of Company. No bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of Company may vote (“Company Voting Debt”) are issued or outstanding. There are no outstanding obligations of Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of Company or any of its Subsidiaries. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Company have been issued or reserved for issuance or are outstanding, other than the shares of Company Common Stock reserved for issuance under the Company Stock Plans. Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Company or any of its Subsidiaries or any Company Voting Debt, (ii) obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of Company or any of its Subsidiaries. Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of its Subsidiaries, free and clear of all liens, pledges, charges, encumbrances and other security interests of any nature whatsoever (collectively, “Liens”). A correct and complete list of all of Company’s Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned by Company or another of its Subsidiaries, is set forth in Schedule 3.2 to the Company Disclosure Schedule. A correct and complete list of all corporations, partnerships, limited liability companies, associations and other entities (excluding Company’s Subsidiaries) in which Company or any Subsidiary of Company owns any joint venture, partnership, strategic alliance or similar interest, together with the jurisdiction of incorporation or organization of each such entity and the percentage of each such entity’s outstanding capital stock or other equity interests owned by Company or any of its Subsidiaries, is set forth in Schedule 3.2 to the Company Disclosure Schedule. Except for its interest in the Subsidiaries, joint venture or similar entities as set forth in Schedule 3.2 to the Company Disclosure Schedule, Company does not own, directly or indirectly, any capital stock, equity membership interest, partnership interest, joint venture interest or other equity interest in any Person. Neither Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of any joint venture or similar entity set forth in Schedule 3.2 to the Company Disclosure Schedule.
Section 3.3. Authorization. Company has full corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto (collectively, the “Company Ancillary Instruments”) and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the affirmative vote of the holders of a two-thirds of the shares of Company Common Stock entitled to vote on the approval and adoption of this Agreement (the “Company Requisite Shareholder Vote”). The execution and delivery of this Agreement and the Company Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company or its shareholders are necessary to authorize this Agreement or the Company Ancillary Instruments and to consummate the transactions contemplated hereby and thereby, other than the approval of this Agreement and the Merger by the Company Requisite Shareholder Vote. Company has reserved from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Reimbursement Shares and the Additional Shares pursuant to the terms of this Agreement. The Reimbursement Shares and the Additional Shares have been duly authorized and, when issued pursuant to the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable. At the time of issuance pursuant to the terms of this Agreement, the Reimbursement Shares and the Additional Shares will be listed on the Nasdaq Capital Market. This Agreement constitutes, and when executed and delivered, the Company Ancillary Instruments will constitute, the valid and legally binding obligations of Company enforceable in accordance with their respective terms and conditions, except to the extent that enforcement of the rights and remedies created hereby and thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 3.4. No Violation.
     (a) The execution and delivery of this Agreement and the Company Ancillary Instruments by Company do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby by Company will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets, including Company Intellectual Property, of Company or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, by-laws or similar organizational document of Company or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.4(b), any written or oral agreement, contract, loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument or arrangement (each, a “Contract”) to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, excluding the Contracts described in clause (iii) below, or any judgment, injunction, ruling, order or decree (each, an “Order”) or any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) applicable to Company or any of its Subsidiaries or their respective properties or assets, or (iii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.4(b), any Contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound that provides for or otherwise relates to any of the joint venture, partnership, strategic alliance or similar arrangements described on Schedule 3.2 to the Company Disclosure Schedule.

     (b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”) or any other Person (including, without limitation, pursuant to any Contract) is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Ancillary Instruments by Company or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (i) state securities or “blue sky” Laws, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the WBCL with respect to the filing of the Articles of Merger. Consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (iii) above are referred to as the “Necessary Consents.”
Section 3.5. Filings with the SEC; Financial Statements; Sarbanes-Oxley Act.
     (a) Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2002 (collectively, including all exhibits thereto, the “Company SEC Reports”). No Subsidiary of Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. None of the Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act.
     (b) Each of the financial statements (including the related notes and schedules thereto) of Company included in the Company SEC Reports, as of their respective dates (or as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount.
     (c) Schedule 3.5(c) to the Company Disclosure Schedule includes true, correct and complete copies of Company’s unaudited consolidated balance sheet as of the six months ended

June 30, 2006, and the related unaudited consolidated statements of operations and cash flows for the six months ended June 30, 2006 and 2005 (collectively, the “June 30 Financial Statements”). The June 30 Financial Statements have been prepared in accordance with GAAP (except as would be permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount.
     (d) Schedule 3.5(d) to the Company Disclosure Schedule sets forth, as of the date hereof, all of the outstanding indebtedness of Company and its Subsidiaries for borrowed money and capital lease obligations, including, without limitation, the aggregate principal amount of borrowings under the credit arrangements filed as exhibits to the Company SEC Reports. As of the date hereof there is not, and as of the Effective Time there will not be, any indebtedness of Company for borrowed money and capital lease obligations except as set forth in Schedule 3.5(d) to the Company Disclosure Schedule and as may be incurred in accordance with Section 5.1(g). Neither Company nor any of its Subsidiaries guaranties any indebtedness of any Person other than of Company or any of its Subsidiaries.
     (e) Company and its Subsidiaries have no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due or liabilities under Environmental Laws), other than liabilities (i) to the extent set forth in the June 30 Financial Statements; or (ii) incurred since June 30, 2006 in the ordinary course of business and consistent with past practice, in each case in amounts that are not material to Company and its Subsidiaries, taken as a whole.
     (f) Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and former principal financial officer of Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports, and Company has delivered to Purchaser a summary of any disclosure made by Company’s management to Company’s auditors and the audit committee of Company’s Board of Directors referred to in such certifications. (For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act of 2002.)
     (g) Except as described in the excerpts of the Company SEC Reports attached hereto as Exhibit 3.5(g), Company and its Subsidiaries maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that Company and its Subsidiaries maintain records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors of Company, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s and its Subsidiaries’ assets that could have a material effect on Company’s financial statements. To the extent required by applicable Law, Company has disclosed, in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting.
     (h) Except as described in the excerpts of the Company SEC Reports attached hereto as Exhibit 3.5(h), Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer. Company has evaluated the effectiveness of Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Company has disclosed, based on such evaluation, to Company’s auditors and the audit committee of Company’s Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting
     (i) As of the date of this Agreement, to the knowledge of Company, no accounting rule, opinion, standard, consensus or pronouncement applicable to Company or any of its Subsidiaries has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that Company or any of its Subsidiaries has not implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on Company.
Section 3.6. Proxy Statement. Assuming the accuracy of the representations, warranties and covenants of Purchaser contained in this Agreement, none of the information contained or incorporated by reference in the Proxy Statement will, on the date on which it is first mailed to Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.7. Board Approval. (a) The Board of Directors of Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) determined that (A) the Merger is advisable and in the best interests of Company and its shareholders and (B) the cash consideration for outstanding shares of Company Common Stock in the Merger is fair to the shareholders of Company; (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; and (iii) recommended approval and adoption by the shareholders of Company of this Agreement and the transactions contemplated hereby, including the Merger, and directed that such matter be submitted to a vote by Company’s shareholders at the Company Shareholders Meeting.
     (b) No “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation (including Sections 180.1130 through 180.1150 of the WBCL) or any provisions contained in the articles of incorporation or bylaws of Company (i) prohibits or materially restricts Company’s ability to perform its obligations under this Agreement, or its ability to consummate the Merger; (ii) would have the effect of invalidating or voiding this Agreement, or any material provision hereof; or (iii) would subject Purchaser to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.
     (c) Company has complied with the terms of the letter agreement regarding exclusivity, dated June 15, 2006, by and between Mason Wells Buyout Fund II, Limited Partnership and Company, as amended.
Section 3.8. Absence of Certain Changes. Since December 31, 2005, (a) Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, (b) there has not been any action taken by Company or any of its Subsidiaries that would have required the consent of Purchaser under Section 5.1 if such action was taken after the date of this Agreement except that Section 6.02 of the Savings Plus Plan has been amended effective September 1, 2006, to delete the 20% discount for purchases in the Stock Plan portion thereof, (c) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company, and (d) neither Company nor any of its Subsidiaries has (i) increased the compensation or benefits of, or granted or paid any benefits to, any director or executive officer, (ii) increased the compensation or benefits of, or granted or paid any benefits to any employee, other than in the ordinary course of business consistent with past practice, or (iii) taken any similar action, except, in the case of this clause (d), to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements disclosed in the Company SEC Reports filed prior to the date of this Agreement.
Section 3.9. Litigation; Orders. There is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or any of their respective businesses or assets, at law or in equity, before or by any Governmental Entity or arbitrator, except as, individually or in the aggregate, do not involve money damages in excess of $50,000. None of Company, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity. All losses that may reasonably be expected to be incurred by Company in connection with any claim, action, suit, arbitration, proceeding, investigation or inquiry currently pending are adequately covered by insurance.
Section 3.10. Permits; Compliance with Laws. Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, Orders and approvals of all Governmental Entities that are necessary for the operation of their respective businesses as now being conducted (collectively, the “Company Permits”), except where the failure to hold such Company Permits, individually or in the aggregate, would not result in damages to Company in excess of $50,000, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened. Company and its Subsidiaries are in compliance with the terms of Company Permits. Company and its Subsidiaries are in compliance with, and Company and its Subsidiaries have not received any notices of noncompliance with respect to, any Laws, except such noncompliance as, individually or in the aggregate, would not result in damages to Company in excess of $50,000. Without limitation, during the five years prior to the date of this Agreement, none of Company, any of its Subsidiaries or any director, officer, employee, agent or other Person associated with or acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries; (c) violated any provision that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries; (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries.
Section 3.11. Tax Matters.
     (a) All Taxes of Company and its Subsidiaries attributable to periods preceding or ending with the date of the audited consolidated balance sheet of Company and its Subsidiaries for the year ended December 31, 2005 included in the Company SEC Reports (the “Recent Balance Sheet”) have been paid or have been included in a liability accrual for the specific Taxes on the Recent Balance Sheet. Since the date of the Recent Balance Sheet, neither Company nor any of its Subsidiaries has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company or such Subsidiary.
     (b) Each of Company and its Subsidiaries has timely filed all Tax Returns required to be filed, and all such Tax Returns were and are correct and complete.
     (c) Each of Company and its Subsidiaries has duly withheld, collected and timely paid all Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.
     (d) No claim has been made by any taxing authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in such jurisdiction. There are no outstanding waivers or comparable consents that have been given by Company or any of its

Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. Neither Company nor any of its Subsidiaries is subject to any Liens for Taxes.
     (e) Neither Company nor any of its Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement or entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective. Neither Company nor any of its Subsidiaries is subject to a Tax sharing, allocation, indemnification or similar agreement (except such agreements as are solely between Company and its Subsidiaries) pursuant to which it could have an obligation to make a payment to any Person in respect of Taxes.
     (f) Company has never been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups for which it was the parent corporation. Each of Company’s Subsidiaries has never been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups of which Company was the parent corporation. No Affiliated group of corporations of which Company has been a member has discontinued filing consolidated returns during the past five years.
     (g) Neither Company nor any of its Subsidiaries is participating or has participated in a reportable or listed transaction within the meaning of Treas. Regs. §1.6011-4 or Section 6707A(c) of the Code. Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any of its Subsidiaries has received a Tax opinion with respect to any transaction relating to Company or any of its Subsidiaries other than a transaction in the ordinary course of business. Neither Company nor any of its Subsidiaries is the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. Neither Company nor any of its Subsidiaries is a party to a lease arrangement involving a defeasance of rent, interest or principal.
     (h) Neither Company nor any of its Subsidiaries has been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.
     (i) For U.S. federal income Tax purposes, net operating loss carry-forwards of Company equal or exceed $12 million as of the end of the last fiscal year.
     (j) Neither Company nor any of its Subsidiaries has a “permanent establishment” in a country other than the United States.
     (k) No payment that is owed or may become due to any director, officer, employee or agent of Company or any of its Subsidiaries will be non-deductible to Company or any of its Subsidiaries (or, following the Merger, the Surviving Corporation) or subject to tax under Section 162(m), Section 280G, Section 409A or Section 4999 of the Code, nor will Company or any of its Subsidiaries (or, following the Merger, the Surviving Corporation) be required to

“gross up” or otherwise compensate any such person because of the imposition of any tax or excise tax on a payment to such person.
Section 3.12. Environmental Matters.
     (a) Company and each of its Subsidiaries are in compliance with all applicable Laws and Orders relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and all other applicable Laws and Orders relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, together with any plan, notice or demand letter issued, entered, promulgated or approved thereunder (collectively, “Environmental Laws”), except for such noncompliance that, individually or in the aggregate, would not result in damages to Company in excess of $50,000. Company and its Subsidiaries have obtained and are in material compliance with all necessary permits, licenses, authorizations and other governmental consents required by Environmental Laws, including those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has received any notice of (i) any material violation of an Environmental Law or (ii) the institution of any claim, civil, criminal or administrative action, suit, proceeding, investigation or inquiry by any Governmental Entity or other Person alleging that Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law.
     (b) Neither Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the properties currently or previously owned, leased or operated by Company or any of its Subsidiaries (“Properties”), except in a manner that, individually or in the aggregate, would not reasonably be expected to result in money damages in excess of $50,000, (ii) any liability for any Hazardous Substance disposal or contamination on any of Company or any of its Subsidiaries Properties, or any other properties that, individually or in the aggregate, would reasonably be expected to result in money damages in excess of $50,000, (iii) reason to know or knowledge of the presence of any Hazardous Substances on, under or at any of Company’s or any of its Subsidiaries’ Properties or any other properties but arising from the conduct of operations on Company’s or any of its Subsidiaries’ Properties, except in a manner that, individually or in the aggregate, would not reasonably be expected to result in money damages in excess of $50,000, or (iv) received any notice of (A) any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ Properties, or any other properties, or Company’s or any of its Subsidiaries’ current or former operations, or (B) any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ Properties, or any other properties, or any of Company’s or any of its Subsidiaries’ current or former operations in the case of both subclause (A) and (B), that, individually or in the aggregate, would reasonably be expected to result in money damages in excess of $50,000.

Company has provided Purchaser with correct and complete copies of all environmental reports in the possession of Company or any of its Subsidiaries or their agents, representatives or consultants relating to properties currently or formerly owned, leased or operated by Company or any of its Subsidiaries.
     (c) The only underground storage tanks located on Company’s or any of its Subsidiaries’ Properties are described on Schedule 3.12(c) of the Company Disclosure Schedule.
     (d) No Environmental Law imposes any obligation on Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including any requirement to modify or transfer any Company Permit, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement or consent Order.
Section 3.13. Intellectual Property.
     (a) Schedule 3.13 to the Company Disclosure Schedule sets forth a correct and complete list of all Intellectual Property Rights that are owned or licensed by Company or any of its Subsidiaries or utilized by Company or any of its Subsidiaries in the conduct of their respective businesses (all of the foregoing items are hereinafter referred to as the “Company Intellectual Property”). Company and its Subsidiaries have good title to or, with respect to items not owned by Company or its Subsidiaries, sufficient rights to use and exclude others from using all Company Intellectual Property, provided that Company has filed or maintained rights in the Company Intellectual Property only in the countries set forth on Schedule 3.13 to the Company Disclosure Schedule. To conduct the business of Company and its Subsidiaries as presently conducted, neither Company nor any of its Subsidiaries requires any Intellectual Property Rights that Company and its Subsidiaries do not already own or license. There are no limitations, defects or other circumstances or threats, pending or reasonably foreseeable, that cause or could reasonably be expected to cause the invalidity, unenforceability or other loss of the Company Intellectual Property. The Company Intellectual Property is valid, enforceable and subsisting and Company or its Subsidiaries have taken all action necessary to maintain and protect the Intellectual Property. The Company or its Subsidiaries hold all rights and appropriate contracts with distributors or similar parties to ensure that Company or its Subsidiaries own all right, title and interest in and to any Company Intellectual Property used by such parties, Company has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned by Company or any of its Subsidiaries. The conduct of the businesses of Company and its Subsidiaries does not infringe on or misappropriate any Intellectual Property Rights of others.
     (b) No claims with respect to Company Intellectual Property are pending or, to the knowledge of Company, threatened by any Person (i) to the effect that the manufacture, sale, distribution, transfer (in whole or in part) or use in any fashion of any product, process or service as now used or offered or proposed for use or sale by Company or any of its Subsidiaries infringes on any Intellectual Property Rights of any Person, (ii) against the use by Company or any of its Subsidiaries of any Company Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any Company Intellectual Property.

Section 3.14. Employee Benefits.
     (a) Schedule 3.14(a) to the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) and all other employee benefit or executive compensation Contracts, arrangements, perquisite programs or payroll practices that are maintained by Company, any of its Subsidiaries or any entity within the same “controlled group” as Company or any of Company’s Subsidiaries within the meaning of Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) or to which Company, any of its Subsidiaries or any ERISA Affiliate contributes or is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of Company, any of its Subsidiaries or any ERISA Affiliate (collectively, the “Employee Benefit Plans”). Schedule 3.14(a) also specifically identifies (i) each Employee Benefit Plan that is a bonus, incentive compensation or similar plan; and (ii) other than tax-qualified Employee Benefit Plans in the United States and the United Kingdom, each Employee Benefit Plan (plus, with respect to any jurisdiction in which Company or any of its Subsidiaries employs five or more Persons, any Law or requirement of any Governmental Entity) that provides for or requires any payment to (A) employees of Company or any of its Subsidiaries upon voluntarily termination of employment (including, without limitation, by retirement), or (B) employees of Company or any of its Subsidiaries upon termination of employment by Company or any of its Subsidiaries for any reason. With respect to the foregoing clause (ii)(A), Schedule 3.14(a) also lists (A) the amount of associated payment obligations as of June 30, 2006 and the amount accrued with respect to such obligations on the June 30 Financial Statements; (B) a general description of the circumstances under which such liability would be incurred; (C) a general description of the method of calculating such obligations; and (D) the dollar amount and type of assets as of June 30, 2006 (e.g. insurance contracts), if any, set aside for purposes of funding such obligations.
     (b) Schedule 3.14(b) to the Company Disclosure Schedule sets forth a correct and complete list of each Employee Benefit Plan that is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA. With respect to each Employee Benefit Plan disclosed on Schedule 3.14(b) to the Company Disclosure Schedule that is a Multiemployer Plan: (i) if Company, any of its Subsidiaries or any ERISA Affiliate was to experience a withdrawal or partial withdrawal from such plan, no withdrawal liability under Title IV of ERISA would be incurred; and (ii) none of Company, any of its Subsidiaries or any ERISA Affiliate has received any notification, nor has any reason to believe, that any Multiemployer Plan is in reorganization, has been terminated, is insolvent or may reasonably be expected to be in reorganization, to be insolvent or to be terminated. None of Company, its current or former Subsidiaries or any current or former ERISA Affiliate has (i) withdrawn from any Multiemployer Plan in a complete or partial withdrawal under circumstances in which any withdrawal liability was not satisfied in full or (ii) engaged in a transaction that is subject to Section 4069 of ERISA. None of Company, any of its Subsidiaries or any ERISA Affiliate is or has ever been a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code or a multiple employer welfare arrangement as that term is defined in Section 3(40) of ERISA.

     (c) Schedule 3.14(c) to the Company Disclosure Schedule sets forth a correct and complete list of each Employee Benefit Plan that is a “single employer plan,” as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. None of Company, any of its Subsidiaries or any ERISA Affiliate has incurred any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation (“PBGC”) or to a trustee appointed under Section 4042 of ERISA. None of the Employee Benefit Plans set forth on Schedule 3.14(a) or any other plan, fund or program ever maintained or contributed to by Company, any of its Subsidiaries or any ERISA Affiliate that is subject to Title IV of ERISA has been terminated so as to subject, directly or indirectly, any assets of Company or any of its Subsidiaries to any liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA. No proceeding has been initiated or threatened by any Person (including the PBGC) to terminate any such plan. No “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan, and no such reportable event will occur as a result of the transactions contemplated hereby. No such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not such deficiency has been waived.
     (d) The Internal Revenue Service has issued a currently effective favorable determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS. Each such Employee Benefit Plan has been timely amended since the date of the latest favorable determination letter in accordance with all applicable Laws. Nothing has occurred with respect to the operation of any such Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code or the assertion of claims by “participants” (as that term is defined in Section 3(7) of ERISA) other than routine benefit claims.
     (e) None of Company, its Subsidiaries, the officers or directors of Company or any of its Subsidiaries or the Employee Benefits Plans that are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company, any of its Subsidiaries or any officer or director of Company or any of its Subsidiaries to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Sections 409 or 502 of ERISA.
     (f) There are no claims (except claims for benefits payable in the ordinary course of business and proceedings with respect to qualified domestic relations orders), suits or proceedings pending or, to the knowledge of Company, threatened against or involving any Employee Benefit Plan, asserting any rights or claims to benefits under any Employee Benefit Plan or asserting any claims against any administrator, fiduciary or sponsor thereof. There are no pending or, to the knowledge of Company, threatened investigations by any Governmental Entity involving any Employee Benefit Plans.
     (g) All Employee Benefit Plans have been established, maintained and administered in accordance with their terms and with all provisions of applicable Laws, including ERISA and the Code. All contributions or premiums required to be made to, or benefit liabilities arising under the terms of, each Employee Benefit Plan for all periods have been made or adequately reserved for or have been disclosed as liabilities on Company’s financial statements as included in the Company SEC Reports. All contributions or premiums required to be made to, or benefit liabilities arising under the terms of, each Employee Benefit Plan which is a defined benefit plan for all periods have been made. Schedule 3.14(g) lists all future payments that, as of the date hereof, are required to be made for any current or prior plan year with respect to each Employee Benefit Plan which is a defined benefit plan and the respective due dates thereof.
     (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Employee Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Employee Benefit Plan; (iv) require the funding of any trust or other funding vehicle; or (v) renew or extend the term of any agreement in respect of compensation for an employee of Company or any of its Subsidiaries that would create any liability to Company, any of its Subsidiaries, Purchaser or the Surviving Corporation or their respective Affiliates after consummation of the Merger.
     (i) (1) Schedule 3.14(i) to the Company Disclosure Schedule (i) sets forth all amounts payable to any officers, employees or directors of Company or any of its Subsidiaries pursuant to any Employee Benefit Plan, Law or requirement of any Governmental Entity as a result of either (A) the Merger and the other transactions contemplated hereby, or (B) the combination of the Merger and the other transactions contemplated hereby with a subsequent termination of employment (including, in either case and without limitation, the Change of Control Benefits, any cash-out or acceleration of options, restricted stock or other benefits and any “gross-up” payments with respect to any of the foregoing) based on compensation data applicable as of the date of such Schedule and the assumptions stated in such Schedule; and (ii) with respect to each payment obligation disclosed pursuant to clause (i) above, the applicable Employee Benefit Plan, Law or requirement of any Governmental Entity giving rise to such obligation. Other than as set forth on Schedule 3.14(i) to the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is or will be obligated to make any such payment to any officers, employees or directors of Company or any of its Subsidiaries pursuant to any Employee Benefit Plan, Law or requirement of any Governmental Entity as a result of either (x) the Merger and the other transactions contemplated hereby, or (y) the combination of the Merger and the other transactions contemplated hereby with a subsequent termination of employment. With respect to each Person listed on Schedule 3.14(i), payment of the obligations listed therein to such Persons will extinguish all obligations under the indicated Employee Benefit Plan, Law or requirement of any Governmental Entity giving rise to such obligation (including, without limitation, with respect to any Person who may be entitled to acceleration of benefits under Company’s Deferred Directors Fee Plan, as amended, and any other Contracts or arrangements related thereto as a result of the transactions contemplated by this Agreement, such Person’s potential right to receive any death benefits). (2) With respect to any Person who may be entitled to acceleration of benefits under Company’s Deferred Directors Fee Plan, as amended, as a result of the transactions contemplated by this Agreement, the applicable life insurance policies held by Company intended to fund such benefits are listed on Schedule 3.14(i) and can be surrendered for at least the cash value listed opposite such policy on Schedule 3.14(i) on or prior to the Closing Date.

     (j) None of Company, any of its Subsidiaries or any ERISA Affiliate has communicated to any current or former employee or director any intention or commitment to establish or implement any additional Employee Benefit Plan or to amend or modify, in any material respect, any existing Employee Benefit Plan.
     (k) With respect to each Employee Benefit Plan that is subject to the Law of any jurisdiction other than the United States (a “Foreign Benefit Plan”), (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement will cause such assets or insurance obligations to be less than such benefit obligations, (iii) all Foreign Benefit Plans have been maintained in accordance with their terms and all requirements of applicable Law, (iv) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate Governmental Entities and (v) to the extent any Foreign Benefit Plan is intended to qualify for special tax treatment, such Foreign Benefit Plan meets all requirements for such treatment.
     (l) Except with respect to any Multiemployer Plan, Company has made available to Purchaser true and complete copies of: (i) each of the Employee Benefit Plans that is in writing and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect, (ii) the currently effective summary plan (if applicable) for each of the Employee Benefit Plans, (iii) the three (3) most recent annual reports (if applicable) for each of the Employee Benefit Plans (including all related schedules and audit reports) and the applicable summary annual reports related thereto, (iv) the most recently filed PBGC Form 1 (if applicable), (v) the most recent IRS determination letter for each Employee Benefit Plan which is intended to constitute a qualified plan under section 401 of the Code, and (vi) the most recent actuarial valuation (if applicable) for each of the Employee Benefit Plans.
     (m) Schedule 3.14(m) to the Company Disclosure Schedule sets forth a correct and complete list of each Employee Benefit Plan that beneficially owns shares of Company Common Stock and the carrying cost of each such share of Company Common Stock held by any such Employee Benefit Plan.
Section 3.15. Labor Matters.
     (a) Schedule 3.15(a) to the Company Disclosure Schedule sets forth a true and complete list of all labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related Contracts that pertain to any of the employees of Company of any of its Subsidiaries, true and correct copies of which have been provided to Purchaser. Other than pursuant to those documents set forth on Schedule 3.15(a) to the Company Disclosure Schedule,

no employees of Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with Company or any of its Subsidiaries.
     (b) There are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any other Governmental Entity. There are no labor strikes, slowdowns, stoppages, walkouts, lockouts or disputes pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries. There are no pending or, to the knowledge of Company, threatened grievances or arbitration proceedings against Company or any of its Subsidiaries arising out of or under any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council. Company and its Subsidiaries have complied with all hiring and employment obligations under the Office of Federal Contract Compliance Programs rules and regulations. The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, require any consent or approval of, or any consultation with, any labor union, labor organization, works council or group of employees of Company or any of its Subsidiaries. There are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to Company’s knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any Governmental Entity.
Section 3.16. Certain Contracts.
     (a) Neither Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a lease for personal property and involves or would reasonably be expected to involve aggregate payments by Company and/or its Subsidiaries in excess of $100,000 or its foreign currency equivalent as of the date of this Agreement; (ii) involves or would reasonably be expected to involve aggregate payments by Company and/or its Subsidiaries in excess of $250,000 or its foreign currency equivalent as of the date of this Agreement or payments to the Company and/or its Subsidiaries in excess of $250,000 or its foreign currency equivalent as of the date of this Agreement, (iii) would required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act, (iv) materially restricts the conduct of any line of business by Company or any of its Subsidiaries or, after the Effective Time, would have the effect of materially restricting the conduct of any line of business by the Surviving Corporation or any of its Subsidiaries, (v) provide for or otherwise relate to joint venture, partnership, strategic alliance or similar arrangements or (vi) is material to Company and its Subsidiaries taken as a whole.
     (b) Each Company Contract is valid and binding on Company and/or its Subsidiaries, as applicable, and in full force and effect. Each of Company and its Subsidiaries and, to the knowledge of Company, the other Person or Persons thereto has in all material respects performed all of its obligations required to be performed by it under each Company Contract.
Section 3.17. Properties and Assets.
     (a) Each of Company and its Subsidiaries owns good and marketable title to the properties and assets that are material to its business (other than assets held under valid leases or licenses), free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or interfere with the present use of the affected property or asset. Such properties and assets, together with all properties and assets held by Company and its Subsidiaries under leases or licenses, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of Company and its Subsidiaries as presently conducted.
     (b) Schedule 3.17(b) to the Company Disclosure Schedule contains a true and complete list of all Properties owned by Company or any Subsidiary (collectively, the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property. Copies of title reports or policies obtained by Company with respect to each of the Owned Real Property have previously been made available to Purchaser.
     (c) Schedule 3.17(c) to the Company Disclosure Schedule contains a true and complete list of all Properties leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Company or any Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Purchaser. Each Real Property Lease is a valid and binding obligation of Company or a Subsidiary and is in full force and effect. There is no default under any Real Property Lease either by Company or the Subsidiaries party thereto or, to Company’s knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by Company or any Subsidiary thereunder.
     (d) Company or one of its Subsidiaries has exclusive possession of all of the Leased Real Property, other than any occupancy rights granted under the Real Property Leases. Other than the Real Property Leases, none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other written agreement to which Company or any Subsidiary is a party granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof. There does not exist any pending or, to Company’s knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any Owned Real Property or Leased Real Property.
     (e) The improvements constructed on the Owned Real Property and Leased Real Property are (i) insured by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner that is customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear. The improvements constructed on the Owned Real Property and Leased Real Property are supplied with all utilities, including water, sewage disposal, electricity, gas, telephone and other services necessary for the operation of such improvements as currently operated, and, to the knowledge of

Company, there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services.
Section 3.18. Insurance. (a) Schedule 3.18 to the Company Disclosure Schedule sets forth a complete and accurate list and description of all policies of property, professional liability, general liability, product liability, directors and officers liability, fiduciary liability, workers compensation and any other forms of insurance covering Company and any of its Subsidiaries, for any policy period beginning on or after January 1, 1999 (i) under which Company or any of its Subsidiaries is the owner, beneficiary or insured; (ii) of which any officer or director of Company or any of its Subsidiaries, is the owner, beneficiary or insured; and (iii) otherwise covering any of the property or liability of Company or any of its Subsidiaries. True and correct copies of such policies currently in effect have heretofore been delivered to Purchaser. Schedule 3.18 to the Company Disclosure Schedule includes, without limitation, the carrier, names of all insured parties, risks insured, limits, deductibles or retentions, date of expiration and the date through which premiums have been paid with respect to each such policy, together with a summary of the loss experience, and a statement describing in detail any pending claims in excess of $20,000. Company or its Subsidiaries, as appropriate, has delivered all necessary notices to the insurer(s) under the applicable policies, and taken all other necessary actions, to enable Company or its Subsidiaries, as the case may be, to obtain the benefits of insurance with respect to such claims. There is no claim by Company or any of its Subsidiaries pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor any of its Subsidiaries knows of any basis for denial of any claim under any such policy.
     (b) Schedule 3.18 to the Company Disclosure Schedule expressly identifies each policy as to which (i) the coverage limit has been reached or (ii) the total incurred losses to date equal 75% or more of the coverage limit.
     (c) All policies of insurance set forth in Schedule 3.18 to the Company Disclosure Schedule are (i) valid, outstanding, and enforceable, with the exception of any policies written on claims-made basis which terminate on or before the Closing; (ii) are issued by an insurer that is financially sound and reputable; (iii) taken together, provide adequate insurance coverage for Company and its Subsidiaries; (iv) are sufficient for compliance with all laws and contracts applicable to the business of Company and its Subsidiaries; and (v) do not provide for any retrospective premium adjustment, loss sharing arrangement, or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.
     (d) Since January 1, 1999, all policies covering Company or any of its Subsidiaries, which afford products liability, including aircraft products liability, or general liability insurance coverage have been “occurrence” policies and not “claims made” policies.
     (e) Neither Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of its business, nor has its coverage been limited by any insurance carrier to which they have applied for insurance for their business, or with which they have carried insurance during the last two years.

     (f) Company or its Subsidiaries have paid all premiums due and have otherwise performed all of their respective obligations under each policy set forth in Schedule 3.18 to the Company Disclosure Schedule to provide coverage to the Company and its Subsidiaries and their respective officers and directors.
     (h) Neither Company nor any of its Subsidiaries has any self-insurance or other arrangements, other than policies of insurance, for the transfer or sharing of any risk of Company or any of its Subsidiaries arising from their business.
Section 3.19. Opinion of Financial Advisor. Company has received the opinion of Stout Risius Ross, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and a copy of such opinion has been delivered to Purchaser. Company has been authorized by Stout Risius Ross to include such opinion in its entirety in the Proxy Statement, provided that Stout Risius Ross shall have the right to review, in advance of the filing of the Proxy Statement, the form and content of such opinion and any reference thereto in the Proxy Statement.
Section 3.20. Brokers and Finders. With the exception of the engagement of Cleary Gull Inc. by Company, none of Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby. Company has provided Purchaser with a correct and complete copy of any engagement letter or other Contract between Company and Cleary Gull Inc. relating to the Merger and the other transactions contemplated hereby.
Section 3.21. Transaction Fees. Schedule 3.21 to the Company Disclosure Schedule sets forth (a) the Transaction Expenses incurred by Company and its Subsidiaries as of the date hereof and (b) all Transaction Expenses that, as of the date hereof, Company and its Subsidiaries are obligated to pay, and a good faith estimate of all other Transaction Expenses that Company and its Subsidiaries expect to pay, upon consummation of the transactions contemplated hereby.
Section 3.22. Product Warranty and Product Liability. Schedule 3.22 to the Company Disclosure Schedule contains a true, correct and complete copy of Company’s standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 3.22 to the Company Disclosure Schedule sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year to May 31, 2006. Schedule 3.22 to the Company Disclosure Schedule contains a description of all product liability and similar claims relating to products manufactured or sold, or services rendered, which are presently pending or which to Company’s knowledge are threatened, or which have been asserted or commenced against Company within the last three (3) fiscal years, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance). There are no defects in design, construction or manufacture of Products which would create an unusual risk of injury to persons or property, and Schedule 3.22 to the Company Disclosure Schedule describes the only unresolved recurring defects which could reasonably be expected to adversely affect Product performance. Except as set forth on Schedule 3.22 to the Company Disclosure

Schedule, none of the Products has been the subject of any campaign by Company to replace, field fix, retrofit, modify or recall within the past five years (except with respect to any Product for which any such replacement, field fix, retrofit, modification or recall (a) involved or involves five or fewer units and (b) resulted in or is reasonably expected to result in costs to Company of less than $50,000), and, to Company’s knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect. Such products have received all governmental approvals necessary to allow their sale and use. As used in this Section 3.22, the term “Products” means any and all products or systems currently or at any time previously manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company.
Section 3.23. Major Customers.
     (a) Schedule 3.23 to the Company Disclosure Schedule contains a list of the ten largest customers, including distributors, of Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year.
     (b) Company has not received notice that any of the customers marked with an asterisk on Schedule 3.23 to the Company Disclosure Schedule will not continue to be customers of the business of Company after the Closing or intends to terminate its relationship with Company.
Section 3.24. Interested Party Transactions. Since the date of the filing of Company’s 2005 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not yet been reported prior to the date hereof.
Section 3.25. Disclosure. No representation or warranty by Company in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company pursuant to this Agreement or in connection with transactions contemplated hereby, considered collectively and as updated or superseded by any subsequent statement, certificate, schedule, document or exhibit delivered to Purchaser prior to the date hereof, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Except as set forth in the disclosure schedule delivered by Purchaser to Company prior to the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser makes the following representations and warranties to Company, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date:
Section 4.1. Organization and Qualification. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Wisconsin. Purchaser has filed its most recent required annual report and has not filed articles of dissolution. Purchaser has full corporate power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted. Purchaser is duly licensed or qualified to do business, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except for jurisdictions in which the failure to be so licensed or qualified would not reasonably be expected to prevent or materially delay consummation of the Merger.
Section 4.2. Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Purchaser pursuant hereto (collectively, the “Purchaser Ancillary Instruments”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser or its shareholders are necessary to authorize this Agreement or the Purchaser Ancillary Instruments and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Purchaser Ancillary Instruments will constitute, the valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms and conditions, except to the extent that enforcement of the rights and remedies created hereby and thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 4.3. No Violation.
     (a) The execution and delivery of this Agreement and the Purchaser Ancillary Instruments by Purchaser do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby by Purchaser will not, conflict with or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets of Purchaser or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, by-laws or similar organizational document of Purchaser or any of its Subsidiaries; (ii) any contract to which Purchaser is a party or by which its properties or assets is bound; or (iii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.4(b), any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any Order or Law applicable to Purchaser or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) and (iii) above, any such items that have not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Merger.
     (b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Purchaser Ancillary Instruments by Purchaser or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for the Necessary Consents.
Section 4.4. Disclosure. No representation or warranty by Purchaser in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Purchaser pursuant to this Agreement or in connection with transactions contemplated hereby, considered collectively and as updated or superseded by any subsequent statement, certificate, schedule, document or exhibit delivered to Company prior to the date hereof, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.
Section 4.5. Proxy Statement and Related Matters.
Purchaser has not engaged in any business activities, conducted any operations, incurred any liabilities or owned any assets or property, other than in connection with the transactions contemplated hereby and other than those incidental to its organization and maintenance of corporate existence. As of the date hereof, none of Purchaser, Richard M. Armbrust or their Affiliates is the beneficial owner of any shares of Company Common Stock or has entered into a binding contract with Company or any of its Affiliates other than this Agreement and the Confidentiality Agreement. None of the information provided by Purchaser to Company in writing specifically for use in the Proxy Statement and contained or incorporated by reference in the Proxy Statement with respect to Purchaser, Richard M. Armbrust or their Affiliates, or their plans and expectations regarding the operations of the Surviving Corporation after the Merger, will, on the date on which the Proxy Statement is first mailed to Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE 5
COVENANTS
Section 5.1. Covenants of Company Relating to the Conduct of Business. During the period commencing on the date of this Agreement and continuing until the Effective Time, except as specifically contemplated or permitted by this Agreement or Exhibit 5.1 to this Agreement or as otherwise approved in advance by Purchaser in writing:
     (a) Ordinary Course. Company shall, and shall cause each of its Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice (including, without limitation, carrying on its business and pursuing collection of its accounts receivable diligently and in the same manner as heretofore, and not making or instituting any changes in its methods of satisfying accounts payable, purchasing inventory, or general management or operation). Company shall, and shall cause each of its Subsidiaries to, use their respective reasonable best efforts to preserve intact the business organization of Company and its Subsidiaries, to keep available the services of their respective present officers and key employees and to preserve the goodwill of those having business relationships with Company and its Subsidiaries.
     (b) Preservation of Business; Properties. Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to develop, commercialize, and pursue any regulatory approvals for, products of Company and its Subsidiaries and to advertise, promote and market the products of Company and its Subsidiaries, and to keep Company’s and its Subsidiaries’ properties intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of Company’s business on a basis consistent with past practice.
     (c) Governing Documents. Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to their respective articles of incorporation, by-laws or similar organizational documents.
     (d) Dividends. Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or other property) with respect to any shares of the capital stock or any other voting securities of any of them, other than dividends and distributions by (i) a direct or indirect wholly owned Subsidiary of Company to its parent or (ii) a Subsidiary that is partially owned by Company or any of its Subsidiaries, provided that Company or any such Subsidiary receives or will receive its proportionate share thereof;
     (e) Changes in Share Capital. Company shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of the capital stock or any other securities of any of them or any rights, warrants or options to acquire any such shares or other securities, or adjust, split, combine or reclassify any of the capital stock or any other securities of any of them or make any other changes in any of their capital structures.
     (f) Employee Benefit Plans. Company shall not, and shall not permit any of its Subsidiaries to, (i) amend any material provision of any Employee Benefit Plan, (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan, (iii) increase the compensation or benefits of, or grant or pay any benefits to, any director or executive officer, or take any similar action, or (iv) increase the compensation or benefits of, or grant or pay any benefits to, any employee, or take any similar action, other than in the case of this clause (iv) in the ordinary course of business consistent with past practice or to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement.
     (g) Issuance of Securities. Except for the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, Company shall not, and shall not permit any of its Subsidiaries to, (i) issue or sell any shares of capital stock or any other securities, including Company Voting Debt, of any of them, (ii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other securities, including Company Voting Debt, of any of them, (iii) take any action to accelerate the vesting of any Company Stock Options or Company Restricted Shares or (iv) take any action under the terms of the Company Stock Plans or otherwise with respect to Company Stock Options or Company Restricted Shares that is inconsistent with the treatment that Section 1.9 contemplates.
     (h) Indebtedness. Company shall not, and shall not permit any of its Subsidiaries to, (i) [intentionally omitted]; (ii) assume any indebtedness or, except in the ordinary course of business for working capital purposes under facilities existing on the date of this Agreement and except as required for letters of credit or similar bank guarantees required in conjunction with customer progress payments in the ordinary course of business, incur any indebtedness or (iii) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person. Company shall not, and shall not permit any of its Subsidiaries to, enter into any new credit agreements or enter into any amendments or modifications of any existing credit agreements.
     (i) No Acquisitions. Company shall not, and shall not permit any of its Subsidiaries to, acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) any assets, except for purchases of inventory items or supplies in the ordinary course of business consistent with past practice and capital expenditures in compliance with Section 5.1(m), provided that nothing in this Section 5.1(i) shall prevent Company from making the capital contributions described on Schedule 5.1(i) to the Company Disclosure Schedule.
     (j) No Dispositions. Company shall not, and shall not permit any of its Subsidiaries to, lease, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of, any of its properties or assets (including capital stock of Subsidiaries of Company), except for sales required by Contracts that are outstanding on the date of this Agreement and are listed in the Company Disclosure Schedule, sales of inventory items in the ordinary course of business consistent with past practice, and sales of excess tools or equipment no longer required by Company or its Subsidiaries in the ordinary course of business.
     (k) Tax Elections. Company shall not, and shall not permit any of its Subsidiaries to, (i) make any Tax election, waive any restriction on any assessment period relating to Taxes or settle or compromise any material income Tax or other material Tax liability or refund or (ii) change any material aspect of Company’s or any of its Subsidiaries’ method of accounting for Tax purposes.
     (l) Discharge of Liabilities. Company shall not, and shall not permit any of its Subsidiaries to, (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) except in the ordinary course of business consistent with past practice or in accordance with their terms or (ii) settle any material claim, action, proceeding or investigation involving in excess of $25,000 except in the ordinary course of business consistent with past practice and except for the payment of intercompany liabilities or obligations among Company and its Subsidiaries.
     (m) Capital Expenditures. Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures in excess of $50,000 in the aggregate, other than as reflected in Company’s capital expenditure budget and supplemental capital expenditure list, a correct and complete copy of which is part of Exhibit 5.1 to this Agreement.
     (n) Company Contracts. Company shall not, and shall not permit any of its Subsidiaries to, enter into or terminate any Company Contract, or make any amendment to any Company Contract, other than (i) renewal of Contracts without changes in terms that are materially adverse to Company and/or its Subsidiaries, or (ii) entry into sales Contracts that are made in the ordinary course of business.
     (o) Insurance. Company shall not, and shall not permit any of its Subsidiaries to, permit any casualty, public liability, worker’s compensation or other insurance policy or arrangement naming or providing for Company or any of its Subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired.
     (p) Accounting Methods. Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its accounting principles, practices or methods except to the extent required by GAAP, Regulation S-X or other applicable Law.
     (q) Company Stock Options. Company shall take all actions reasonably necessary with respect to Company Stock Options to effectuate the terms of this Agreement; provided, however, that Purchaser shall have the right to approve any agreements to modify material terms of the underlying instruments.
     (r) No Related Actions. Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement, commitment or arrangement to take any of the foregoing prohibited actions.
Section 5.2. Proxy Statement; Company Shareholders Meeting.
     (a) As soon as practicable after the date of this Agreement (but in any event no later than five (5) Business Days after the date of this Agreement), Company shall prepare and file with the SEC a proxy statement and related materials with respect to the Merger and the other transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”). Each of Company and Purchaser shall furnish timely all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or other filings with the SEC or that is customarily included in proxy statements or other filings prepared in conjunction with transactions of the type contemplated by this Agreement. Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act. Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or other filings, and Company shall use its commercially reasonable efforts to have the definitive Proxy Statement cleared by the SEC and mailed to its shareholders as promptly as practicable after its filing with the SEC. Company shall, as promptly as practicable after receipt thereof, provide Purchaser with copies of all written comments, and advise Purchaser of all oral comments, with respect to the Proxy Statement and other filings received from the SEC. If, at any time prior to the Effective Time, any information relating to Purchaser, Company, or any of their respective Affiliates should be discovered by Purchaser or Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, Company shall promptly file with the SEC and disseminate to its shareholders an appropriate amendment or supplement describing such information. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or other required filings (or any amendment or supplement thereto) responding to any comments of the SEC with respect thereto, Company shall (i) provide Purchaser with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments that Purchaser proposes. On the date of their filing or delivery, Company shall provide Purchaser with a copy of all such filings with, and all such responses delivered to, the SEC.
     (b) Company shall, as soon as reasonably practicable, duly take all lawful action to call, give written notice of, convene and hold a meeting of its shareholders on a date mutually agreeable to Purchaser (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Requisite Shareholder Vote with respect to the transactions contemplated hereby. Subject to Section 5.5, Company shall take all commercially reasonable action to solicit the approval of this Agreement by the Company Requisite Shareholder Vote. The Board of Directors of Company shall unanimously recommend approval of this Agreement by the shareholders of Company to the effect set forth in Section 3.7 (the “Company Recommendation”), and the Board of Directors of Company shall not withdraw, modify or qualify (or publicly announce that it is considering withdrawing, modifying or qualifying) in any manner adverse to Purchaser such recommendation or take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with such recommendation, including a recommendation by Company’s Board of Directors of an Acquisition Proposal (collectively, a “Change in Company Recommendation”); provided, however, that the Board of Directors of Company may make a Change in Company Recommendation in accordance with, and subject to the limitations set forth in, Section 5.5.
Section 5.3. Access and Information; Accounting Systems.

     (a) Prior to the Effective Time, Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford Purchaser and its counsel, accountants, consultants and other authorized representatives full and complete access, at reasonable times and under reasonable circumstances during normal business hours, to the employees, properties, books and records of Company and its Subsidiaries as is reasonably appropriate so that they may have the opportunity to make such investigations of the business and affairs of Company and its Subsidiaries as they shall reasonably desire; provided, however, that such investigation shall not affect the representations and warranties made by Company in this Agreement. All information and documents so provided shall be subject to the terms of the Confidentiality Agreement dated March 1, 2006, between Mason Wells and Cleary Gull Inc., as agent of Company (the “Confidentiality Agreement”). Prior to their filing, Company shall furnish as promptly as practicable to Purchaser a copy of each registration statement, prospectus, report, schedule, form, statement and other document that will be filed by it or any of its Subsidiaries after the date of this Agreement pursuant to the requirements of federal or state securities Laws, the Nasdaq Capital Market or the WBCL. Company shall cause its officers and employees, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information and respond to such inquiries as Purchaser from time to time reasonably requests. Company shall also permit representatives of Purchaser to participate in meetings or discussions with such suppliers and customers of Company and/or any of its Subsidiaries as Purchaser may reasonably determine, subject to participation by representatives of Company in such meetings or discussions and subject to the approval of Company, which shall not be unreasonably withheld.
     (b) Prior to the Effective Time, Company shall (i) provide Purchaser with preliminary copies of all monthly and other interim financial statements not later than thirty (30) days following the end of each month, and (ii) promptly provide Purchaser with final copies of all monthly and other interim financial statements as the same become available (and in no event later than forty-five (45) days following the end of each month), and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Purchaser. Each party shall provide the other with prompt written notice of any material change in its business or affairs and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by Governmental Entities, or the institution or, to its knowledge, the threat of material litigation (including all litigation relating to the transactions contemplated hereby), and each party shall keep the other fully informed of such events.
     (c) Company shall keep Purchaser reasonably informed with respect to negotiations regarding Company potentially entering into any material Contract and shall provide to Purchaser all information provided to Company representatives conducting such negotiations, except to the extent that Company is advised by its counsel that providing such information to Purchaser would result in a waiver of Company’s attorney-client privilege. All information obtained by Purchaser at or in connection with these meetings and negotiations shall be treated in confidence as provided in the Confidentiality Agreement.
     (d) Company shall (i) consult with Purchaser regarding the advisability of implementing accounting information systems and software designed to help accelerate the closing of Company’s monthly financial statements, (ii) consider in good faith incurring capital expenditures of up to $125,000 to install and implement such systems and software, and (iii)

allow a representative of Purchaser, at Purchaser’s expense, to assist, consult with and advise Company in connection with the installation and implementation of such systems and software and other actions designed to help accelerate the closing of Company’s monthly financial statements.
Section 5.4. Commercially Reasonable Efforts.
     (a) Each of Company and Purchaser shall cooperate with and assist the other party, and shall use its commercially reasonable efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and other transactions contemplated hereby. Each of Company and Purchaser shall not, and shall cause its Affiliates not to, take any action or omit to take any action where such action or omission would, or could reasonably be expected to, result in (A) any of the conditions to the Merger set forth in Article 6 not being satisfied or (B) a material delay in the satisfaction of such conditions.
Section 5.5. Acquisition Proposals.
     (a) Until this Agreement has been terminated in accordance with Section 7.1 (and the payments, if any, required to be made in connection with such termination pursuant to Section 7.2(b) or 7.2(c) have been made), Company shall not, and shall not authorize or permit any of its Affiliates to, and shall cause its and its Affiliates’ officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (collectively, the “Representatives”), not to, directly or indirectly, (i) encourage (including by way of furnishing or disclosing information), solicit, initiate, make or facilitate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, taking any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including, without limitation, Sections 180.1130 through 180.1150, inclusive, of the WBCL) inapplicable to any transactions contemplated by an Acquisition Proposal), (ii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Purchaser or any of its Representatives or Company’s Representatives) in connection with any Acquisition Proposal, (iii) release or permit the release of any Person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement to which Company is a party or under which Company has any rights with respect to the divestiture of the voting securities or any material portion of the assets of Company (except for any such agreement with Purchaser or any of its Subsidiaries), (iv) effect a Change in Company Recommendation other than following a material breach by Purchaser of any of its representations, warranties or covenants contained in this Agreement, (v) approve or recommend, or publicly announce it is considering approving or recommending, any Acquisition Proposal or (vi) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring Company to abandon, terminate or fail to consummate any of the transactions contemplated hereby, including the Merger. Any Change in Company Recommendation or proposed approval or recommendation of any Superior Proposal or the entry by Company into any agreement with respect to any Superior Proposal shall not change the approval of the Board of Directors of Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger. Notwithstanding the foregoing, at any time prior to the time that the Company Requisite Shareholder Vote is obtained, Company and the Representatives may:
     (i) participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person or any Person’s Representatives in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the time that the Company Requisite Shareholder Vote is obtained if and so long as (A) none of Company, any of its Affiliates or any of the Representatives has violated any of the provisions of this Section 5.5, (B) Company determines in good faith, after consultation with Cleary Gull Inc. or another nationally recognized financial advisor, that (I) such Person is reasonably capable of consummating a Superior Proposal taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and (II) such Acquisition Proposal constitutes or may reasonably be expected to lead to a Superior Proposal, (C) a majority of the members of the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel and Cleary Gull Inc. or another nationally recognized financial advisor, that failing to take such action would constitute a breach of its fiduciary duties to Company’s shareholders under applicable Law, (D) at least three Business Days prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company provides Purchaser with written notice of the identity of such Person and of Company’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such Person, (E) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company receives from such Person an executed confidentiality and standstill agreement containing terms substantially similar to the Confidentiality Agreement or customary for transactions of such nature, which confidentiality and standstill agreement shall not provide such Person with any exclusive right to negotiate with Company or have the effect of prohibiting Company from satisfying its obligations under this Agreement, and (F) at least one Business Day prior to furnishing or disclosing any nonpublic information to such Person, Company advises Purchaser that the foregoing conditions have been satisfied and furnishes such information to Purchaser (to the extent such information has not been previously delivered or made available by Company to Purchaser); and

     (ii) approve or recommend, or enter into (and, in connection therewith, effect a Change in Company Recommendation), a definitive agreement with respect to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company after the date of this Agreement and prior to the time that the Company Requisite Shareholder Vote is obtained if and so long as (A) none of Company, any of its Affiliates or any of the Representatives has violated any of the provisions of this Section 5.5, (B) Company provides Purchaser with written notice indicating that Company, acting in good faith, believes that the Acquisition Proposal is reasonably likely to constitute a Superior Proposal and, therefore, plans to conduct a meeting of the Board of Directors of Company for the purpose of considering whether the Acquisition Proposal constitutes a Superior Proposal, which notice shall be delivered to Purchaser at least one Business Day prior to the date of such meeting of the Board of Directors of Company, (C) during the one Business Day period after Company provides Purchaser with the written notice described in clause (B) above, Company shall cause its financial and legal advisors to negotiate in good faith with Purchaser (to the extent Purchaser wishes to negotiate) in an effort to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would not constitute a Superior Proposal and, therefore, Company would be required to proceed with the transactions contemplated hereby on such adjusted terms, (D) notwithstanding the negotiations and adjustments pursuant to clause (C) above, the Board of Directors of Company makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal, (E) notwithstanding the negotiations and adjustments pursuant to clause (C) above, a majority of the members of the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel, that failing to approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal would constitute a breach of its fiduciary duties to Company’s shareholders under applicable Law, (F) Company does not approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal at any time before the date that is the third Business Day after Purchaser receives a written notice executed by the Chief Executive Officer of Company to the effect that the Board of Directors of Company has made the determinations described in clauses (D) and (E) above, (G) within three Business Days after Company provides Purchaser with the written notice described in clause (F) above, Purchaser does not make a written offer to adjust the terms and conditions of this Agreement or Purchaser does make a written offer to adjust the terms and conditions of this Agreement and a majority of the Board of Directors of Company determines in good faith, after consultation with Cleary Gull Inc. or another nationally recognized financial advisor and its outside legal counsel, that such written offer is not as favorable to Company’s shareholders from a financial point of view as the Acquisition Proposal then determined to be a Superior Proposal and (H) not later than the execution and delivery of a definitive agreement with respect to, any such Superior Proposal, Company (I) terminates this Agreement pursuant to Section 7.1(h), (II) makes the payments required to be made pursuant to Section 7.2(b) and (III) delivers to Purchaser a written certification duly executed from each other party to such Superior Proposal pursuant to which each such other party certifies that it is aware of the amounts payable under Section 7.2(b) and that it waives any right that it may have to contest the amounts so payable.
     (b) In addition to the obligations of Company set forth in Section 5.5(a), as promptly as practicable after receipt thereof (and in any event within 24 hours), Company shall provide Purchaser with written notice of (i) any request for information, any Acquisition Proposal or any inquiry, proposal, discussions or negotiations with respect to any Acquisition Proposal, (ii) the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussions or negotiations and (iii) the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom such discussions or negotiations are taking place, and Company shall promptly provide Purchaser with copies of any written materials received by Company in connection with any of the foregoing. Company shall keep Purchaser reasonably informed of the status and general progress (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Purchaser reasonably informed as to the details of any information requested of or provided by Company and as to the details of all discussions or negotiations. Without limiting Company’s obligations under Section 5.5(a), Company shall provide Purchaser with notice at least one Business Day prior to (or such lesser notice as is provided to the members of the Board of Directors of Company) any meeting of the Board of Directors of Company at which the Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.
     (c) Company shall, and shall cause its Affiliates and the Representatives to, immediately cease all discussions or negotiations, if any, with any Person other than Purchaser and its Subsidiaries that may be ongoing as of the date of this Agreement with respect to any Acquisition Proposal. Within three (3) Business Days of the date hereof, Company shall or shall cause its Representatives to request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Company or any portion thereof (including any of its Subsidiaries) to return all nonpublic information heretofore furnished to such Person by or on behalf of Company.
     (d) Nothing contained in this Section 5.5 shall (i) prohibit Purchaser or any of its Subsidiaries from consummating the Merger or (ii) prohibit Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal so long as the requirements set forth in Sections 5.5(a), (b) and (c) are satisfied, provided that such Rules shall in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
     (e) Any violation of this Section 5.5 by Company’s Affiliates or the Representatives shall be deemed to be a breach of this Agreement by Company, whether or not such Affiliate or Representative is authorized to act and whether or not such Affiliate or Representative is purporting to act on behalf of Company.
Section 5.6. Indemnification; Directors and Officers Insurance. From and after the Effective Time, Purchaser shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all current and former officers and directors of Company and its Subsidiaries (including any officer or director who serves or served in a fiduciary capacity of any Employee Benefit

Plan) (the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees) to the same extent such Persons are indemnified and held harmless as of the date of this Agreement by Company pursuant to the Articles of Incorporation of Company or the By-Laws of Company for acts or omissions occurring at or prior to the Effective Time, including those in respect of the Merger and the other transactions contemplated hereby. Purchaser shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Indemnified Parties an insurance policy (and Purchaser expressly agrees that prior to the Closing Date Company may obtain an insurance policy, subject to the prior approval of Purchaser which approval shall not be unreasonably withheld) that provides coverage for wrongful acts committed prior to the Effective Time (the “D&O Insurance”) that is substantially similar to Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that neither Purchaser nor the Surviving Corporation shall be required to pay an aggregate premium for the D&O Insurance in excess of $400,000, but in such case Purchaser shall, or shall cause the Surviving Corporation to, purchase as much coverage as possible for such amount. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns to the Surviving Corporation shall assume the obligations set forth in this Section 5.6. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
Section 5.7. Public Announcements. Neither party shall issue any press release relating to this Agreement or the transactions contemplated hereby without prior approval of the other party, except as may be required by applicable Law or by obligations pursuant to any applicable listing agreement with any national securities exchange or the Nasdaq Capital Market.
Section 5.8. Section 16 Matters. Prior to the Effective Time, Company shall take all actions that are required to cause any dispositions of Company Common Stock (and derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 1 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.9. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or similar Law shall become applicable to the transactions contemplated hereby, then Company and the Board of Directors of Company shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or similar Law on the transactions contemplated hereby.
Section 5.10. Notification of Certain Matters. Purchaser shall use its reasonable best efforts to give prompt written notice to Company, and Company shall use its reasonable best efforts to give prompt written notice to Purchaser, of: (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which such party is aware and that would be reasonably likely to cause (i) any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement made by such party in this Agreement not to be complied with or satisfied in all material respects, (b) any failure of such party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event affecting such party that would be reasonably likely to have a Material Adverse Effect on such party; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.
Section 5.11. Certain Litigation. Each party shall give the other party the opportunity to participate in the defense or settlement of any litigation against it or its Affiliates relating to the transactions contemplated hereby. Neither shall not agree to any compromise or settlement of such litigation without the other party’s consent, which consent shall not be withheld or delayed unreasonably.

Section 5.12. Resignations. At or prior to the Effective Time, Company shall cause each member of the Board of Directors of Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of Company effective at the Effective Time.
Section 5.13. Banking Facilities; Reservation of Funds. Promptly following the date hereof, Company shall deliver to Purchaser a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which Company or any of its Subsidiaries has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by Company or any of its Subsidiaries thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any existing automated mandates and any outstanding powers of attorney executed by or on behalf of Company or of its Subsidiaries with respect to any such account, safety deposit box or other such arrangement. Promptly following the date hereof, Company shall reserve the sum of $400,000 under its current revolving loan borrowing base pursuant to the LaSalle Loan Agreement for potential payment to Purchaser pursuant to Section 7.2.
Section 5.14. Substitute Financing. If at any time subsequent to the date hereof, any of the lenders identified in the commitment letters attached hereto as Exhibit 6.2(n)(i) and Exhibit 6.2(n)(ii) inform Purchaser that they or any of them expect to be unwilling or unable to provide the funding commitments specified therein at the Closing, Purchaser shall (a) promptly provide notice to Company of such event, and (b) use its commercially reasonable efforts to promptly obtain substitute financing on substantially similar terms to enable it to consummate the transactions contemplated hereby on the terms contemplated herein; provided, however, that so long as Purchaser uses commercially reasonable efforts through the Termination Date to promptly obtain substitute financing on substantially similar terms, its failure to obtain such substitute financing shall not be deemed a breach of its obligations under this Agreement and shall not prevent Purchaser from terminating this Agreement pursuant to Section 7.1(b) on or after the Termination Date.
Section 5.15. Listing of Shares. Promptly following the date hereof, Company will cause the Reimbursement Shares and the Additional Shares to be approved for listing on the Nasdaq Capital Market, subject to notice of issuance.
ARTICLE 6
CONDITIONS TO THE MERGER
Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Purchaser and Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
     (a) Shareholder Approval. The Merger and this Agreement shall have been approved by the Company Requisite Shareholder Vote in accordance with applicable Law.
     (b) Legality. No Law or Order (whether temporary, preliminary or permanent, but excluding Regulatory Laws and Orders arising thereunder or related thereto) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.
     (c) Regulatory Approvals. All actions by or in respect of, or filings with, any Governmental Entity under any other Regulatory Law that are required to permit the consummation of the Merger shall have been taken, made or obtained.
Section 6.2. Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. Except for Section 3.2 (Capitalization), Section 3.3 (Authorization), Section 3.5(d) (Debt), Section 3.5(e) (Absence of Undisclosed Liabilities), Section 3.7(b) (State Takeover Laws), Section 3.8(c) (No Material Adverse Effect), Section 3.9 (Litigation; Orders), Section 3.14(i)(2) (Deferred Directors Fee Plan Assets), Section 3.20 (No Brokers or Finders), Section 3.21 (Transaction Fees), Section 3.23(b) (Major Customers) and Section 3.24 (Interested Party Transactions), the representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The representations and warranties of Company contained in Section 3.2 (Capitalization), Section 3.3 (Authorization), Section 3.7(b) (State Takeover Laws), Section 3.8(c) (No Material Adverse Effect), Section 3.14(i)(2) (Deferred Directors Fee Plan Assets), Section 3.20 (No Brokers or Finders), Section 3.23(b) (Major Customers) and Section 3.24 (Interested Party Transactions) giving effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time). The representations and warranties of Company contained in Section 3.5(d) (Debt), Section 3.5(e) (Absence of Undisclosed Liabilities), Section 3.9 (Litigation; Orders) and Section 3.21 (Transaction Fees) disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all respects at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not resulted in and would not reasonably be expected to result in Company, Purchaser or their respective Affiliates incurring a loss, liability, obligation, fine, penalty, Tax, damage or expense, including reasonable costs of investigation, defense and reasonable attorney’s fees but after deducting any insurance or other recoveries (collectively, “Damages”), when taken together with all other Damages, in excess of $2,000,000.
     (b) Covenants. Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
     (c) Material Adverse Change. No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement (including any event, change, effect, condition, fact or circumstance that reflects an adverse change in the matters disclosed to Purchaser in the Company Disclosure Schedule), that, individually or in the aggregate with other events, changes, effects, conditions, facts or circumstances, has had or would reasonably be expected to have a Material Adverse Effect on Company.
     (d) Debt. Company shall not have consolidated indebtedness for borrowed money and capital lease obligations, in each case calculated in accordance with GAAP applied consistently with the June 30 Financial Statements (giving effect to the Chattel Mortgage Agreement between Oilgear Towler Limited and Barclays Bank PLC dated July 17, 2006 as a capital lease in the amount of 285,243 Pounds Sterling and the Master Lease Agreement dated as of October 15, 2002, as amended, between Company and General Electric Capital Corporation as an operating lease), in excess of $19,000,000 as of the Closing Date.
     (e) Transaction Expenses; Change of Control Benefits. Company shall not have incurred or become obligated to pay Transaction Expenses in excess of $2,750,000. Company shall not have incurred or become obligated to pay (or, assuming the Closing occurs, become potentially obligated to pay upon the happening of subsequent events) Change of Control Benefits (net of cash surrender value of insurance policies with respect to the Deferred Directors Fee Plan to the extent available at Closing to satisfy obligations thereunder) in excess of $2,300,000.
     (f) Intentionally Omitted.
     (g) Financial Performance. Company shall have delivered to Purchaser unaudited consolidated financial statements of Company as of and for the nine months ending September 30, 2006 prepared in the same manner as the June 30 Financial Statements in accordance with GAAP that fairly present in all material respects the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of and for the period set forth therein (except as to the absence of notes), including period-end accruals for the same items as adjusted in the June 30 Financial Statements that reflect annualized accruals and other normal period end adjustments. Company shall achieve Adjusted EBITDA based on such financial statements of at least $8,500,000 for the last twelve months ending September 30, 2006; provided, however, that in the event the Closing has not occurred prior to the date Company delivers the next required monthly financial statements to Purchaser pursuant to Section 5.3(b), then this condition will not be satisfied unless Company achieves Adjusted EBITDA based on such financial statements of at least $8,500,000 for the last twelve months ending on the date of the applicable month end, with the foregoing provision applied to each successive month until the Closing occurs. As of September 30, 2006 Company’s backlog shall be not less than $29,000,000 as of such month-end.

     (h) Officer’s Certificate. Company shall have delivered to Purchaser a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Purchaser) of Company with respect to the satisfaction of each of the conditions specified in Sections 6.2(a), (b), (c), (d), (e), (f) and (g).
     (i) Other Regulatory Approvals. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser, including the Surviving Corporation and its Subsidiaries, all actions by or in respect of, or filings with, any Governmental Entity under any Regulatory Law Act that are required to permit the consummation of the Merger shall have been taken, made or obtained.
     (j) Consents from Option Holders. Company shall have delivered to Purchaser true and correct copies of all consents of holders of Company Stock Options that are necessary to effect the treatment that Section 1.9 contemplates.
     (k) No Litigation. On the Closing Date, there must not be pending or threatened against Company or any of its Subsidiaries any Litigation: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, in either case that would reasonably be expected to have a Material Adverse Effect on Company or on Purchaser’s rights or interests under this Agreement.
     (l) Third Party Consents. The consents disclosed on Schedule 3.4(b) shall have been obtained.
     (m) Funding Commitment. The lenders shall have provided funding pursuant to the terms of the commitment letters attached hereto as Exhibit 6.2(m)(i) and Exhibit 6.2(m)(ii).
     (n) Acknowledgements. With respect to each person who receives a payment of accelerated benefits as a result of the Merger pursuant to Company’s Supplemental Employee Retirement Plan or pursuant to the Deferred Directors Fee Plan as provided in Schedule 3.14(i), Company shall have delivered to Purchaser an acknowledgement (reasonably satisfactory to Purchaser in form and content) signed by the recipient and stating that such payment fully satisfies the recipient’s rights pursuant to Company’s Supplemental Employee Retirement Plan or pursuant to the Deferred Directors Fee Plan, respectively, and will extinguish all obligations thereunder to such person.
     (o) Other Documents. Company shall have delivered such other documents as Purchaser may reasonably request.
Section 6.3. Additional Conditions to Obligation of Company. The obligation of Company to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as though such representations and warranties were made of and as of such time (except to the extent such representations and warranties expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     (b) Covenants. Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
     (c) Officer’s Certificate. Purchaser shall have delivered to Company a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Company) of Purchaser with respect to satisfaction of each of the conditions specified above in Sections 6.3(a) and (b).
     (d) Other Documents. Purchaser shall have delivered such other documents as Company may reasonably request.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Shareholder Vote:
     (a) By mutual written consent of Company and Purchaser;
     (b) By either Purchaser or Company, if the Merger shall not have been consummated on or prior to January 31, 2007 or such other date as Purchaser and Company shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Merger to be consummated on or before the Termination Date;
     (c) By either Purchaser or Company, if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby, and such Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to remove such Order, or (iii) a Governmental Entity shall have failed to issue an Order or take any other action, and such denial of a request to issue such Order or take such other action shall have become final and non-appealable, that is necessary to fulfill the condition set forth in Section 6.1(c) or 6.2(e); provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such inaction; and provided further that the right to terminate this Agreement pursuant to this Section 7.1(c) shall apply only if the Law, Order or act or omission of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in Article 6 to be satisfied and the party hereto entitled to rely on such condition shall not elect to waive such condition;
     (d) By either Purchaser or Company, if the approval of the shareholders of Company by the Company Requisite Shareholder Vote shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or of any adjournment thereof at which a vote on such approval was taken; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a party where any act or omission of that party in violation of this Agreement shall have caused the failure to obtain the Company Requisite Shareholder Vote;
     (e) By Purchaser, if all of the following shall have occurred: (i) Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any of the representations and warranties made by Company in this Agreement shall have become inaccurate, (ii) such breach, inaccuracy or failure to perform would entitle Purchaser not to consummate the Merger under Article 6 and (iii) such breach, inaccuracy or failure to perform is incapable of being cured by Company prior to the Termination Date or, if such breach, inaccuracy or failure to perform is capable of being cured by Company prior to the Termination Date, Company shall not have cured such breach, inaccuracy or failure to perform within 30 days after receipt of written notice thereof (but no later than the Termination Date);
     (f) By Company, if all of the following shall have occurred: (i) Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any of the representations and warranties made by Purchaser in this Agreement shall have become inaccurate, (ii) such breach, inaccuracy or failure to perform would entitle Company not to consummate the Merger under Article 6 and (iii) such breach, inaccuracy or failure to perform is incapable of being cured by Purchaser prior to the Termination Date or, if such breach, inaccuracy or failure to perform is capable of being cured by Purchaser prior to the Termination Date, Purchaser shall not have cured such breach, inaccuracy or failure to perform within 30 days after receipt of written notice thereof (but no later than the Termination Date);
     (g) By Purchaser, if Company shall have (i) failed to make the Company Recommendation or effected a Change in Company Recommendation (or resolved or publicly announced it is considering taking any such action), whether or not permitted by the terms of this Agreement, (ii) failed to reconfirm the Company Recommendation within three Business Days after a written request by Purchaser to do so following Company’s receipt of an Acquisition Proposal or (iii) breached its obligations under this Agreement by reason of a failure to call the Company Shareholders Meeting in accordance with Section 5.2(b) or a failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 5.2(a);
     (h) By Company, if the Board of Directors of Company shall have approved or recommended, or Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 5.5(a)(ii); provided, however, that such termination under this Section 7.1(h) shall not be effective until Company has made the payments required by Section 7.2(b);
     (i) By Purchaser, if any of the following have occurred: (i) Company, any of its Affiliates or any of the Representatives shall have violated any of the provisions of Section 5.5; (ii) the Board of Directors of Company shall have recommended (or resolved or publicly announced it is considering recommending) to Company’s shareholders any Acquisition Proposal; or (iii) Company enters into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate any of the transactions contemplated by this Agreement; or
     (j) By Purchaser, if any condition to the Closing set forth in Section 6.1 or Section 6.2 is not satisfied on or prior to the Closing Date (as such Closing Date may be postponed pursuant to Section 1.2) and Purchaser reasonably determines that the timely satisfaction of any such condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement); and (ii) Purchaser has not waived such condition on or before the Closing Date.
     (k) By Company, if any condition to the Closing set forth in Section 6.1 or Section 6.3 is not satisfied on or prior to the Closing Date (as such Closing Date may be postponed pursuant to Section 1.2) and Company reasonably determines that the timely satisfaction of any such condition is or becomes impossible (other than through the failure of Company to comply with its obligations under this Agreement); and (ii) Company has not waived such condition on or before the Closing Date.
Section 7.2. Effect of Termination.
     (a) If this Agreement is terminated pursuant to Section 7.1, then this Agreement (other than as set forth in Section 5.11, this Section 7.2 and Article 8, which provisions shall survive such termination) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve Company from any obligation to pay, if applicable, the amounts described in Sections 7.2(b) through 7.2(f) and neither Company nor Purchaser shall be relieved or released from any liabilities arising out of its willful and material breach of this Agreement.
     (b) Company shall pay to Purchaser the Purchaser’s Costs and the Termination Fee if this Agreement is terminated:
     (i) pursuant to Section 7.1(g), Section 7.1(h) or Section 7.1(i);
     (ii) pursuant to Section 7.1(e), if such termination is a result of a breach of any of Company’s covenants contained in this Agreement, other than a breach of Section 5.1(a), Section 5.1(b) or Section 5.1(h);
     (iii) pursuant to Section 7.1(b), if prior to the date that is eighteen months after the effective date of such termination, Company shall enter into a definitive agreement with respect to a Superior Proposal or a Superior Proposal is consummated; or
     (iv) pursuant to Section 7.1(d), if prior to the date that is eighteen months after the effective date of such termination, Company shall enter into a definitive agreement with respect to a Superior Proposal or a Superior Proposal is consummated; or
     (c) Company shall pay to Purchaser the Purchaser’s Costs and the Mason Wells Fee if this Agreement is terminated:
     (i) pursuant to Section 7.1(d), if the provisions of Section 7.2(b)(iv) do not apply to any such termination at the time of such termination;
     (ii) pursuant to Section 7.1(e), if such termination is a result of Company’s breach of its representations and warranties (other than a breach of the representations and warranties contained in Section 3.16 or Section 3.18 which breach of Section 3.16 or Section 3.18 arises from facts or circumstances not in existence as of the date hereof);
     (iii) pursuant to Section 7.1(j), if such termination is a result of the failure of any of the conditions to Closing set forth in Section 6.2(d), Section 6.2(e) or Section 6.2(g); or
     (iv) pursuant to any other provision of Section 7.1 (other than (A) Sections 7.1(a), 7.1(c), 7.1(f) or 7.1(k); or (B) as otherwise provided in clauses (i) through (iv) of Section 7.2(b)), if prior to the date that is eighteen months after the effective date of such termination, Company shall enter into a definitive agreement with respect to a Superior Proposal or a Superior Proposal is consummated.
     (d) In order to satisfy Company’s payment obligations (i) pursuant to Section 7.2(b)(i), Company shall pay required amounts to Purchaser not later than the date of such termination by the wire transfer of immediately available funds to an account that Purchaser designates; and (ii) pursuant to Section 7.2(b)(iii), Section 7.2(b)(iv), or Section 7.2(c)(iv), Company shall pay required amounts (in addition to any amounts previously paid pursuant to Section 7.2(e)) to Purchaser not later than the date on which Company consummates a Superior Proposal by the wire transfer of immediately available funds to an account that Purchaser designates.
     (e) In order to satisfy Company’s payment obligations pursuant to Section 7.2(b)(ii), Section 7.2(c)(i), Section 7.2(c)(ii) or Section 7.2(c)(iii), Company shall (i) pay the amount of $400,000 to Purchaser not later than the date of such termination by the wire transfer of immediately available funds to an account that Purchaser designates; (ii) issue the Reimbursement Shares to Purchaser not later than the date of such termination; and (iii) if the average closing sale price of the Common Stock as reported on the Nasdaq Capital Market for the twenty consecutive trading days immediately following the date of termination of this Agreement is less than $11.25, issue the Additional Shares to Purchaser not later than the twenty-first trading day immediately following the date of termination of this Agreement.
     (f) Notwithstanding anything to the contrary contained in this Agreement, (i) in the event Company becomes required to pay the Termination Fee and Purchaser’s Costs pursuant to Section 7.2(b) in connection with a termination of this Agreement with respect to which Company also pays Purchaser’s Costs and the Mason Wells Fee pursuant to Section 7.2(c), Company shall be entitled to deduct from the Termination Fee payable the amount of the Mason Wells Fee previously paid, and (ii) in no event shall Company be required to reimburse Purchaser’s Costs more than once.
     (g) Company acknowledges that the agreements contained in Sections 7.2(b) through Section 7.2(f) are an integral part of the transactions contemplated hereby and that, without these agreements, Purchaser would not enter into this Agreement. Accordingly, if Company fails to pay the amounts payable under Section 7.2(b) or 7.2(c), then Company shall pay to Purchaser and its Subsidiaries all costs and expenses (including attorneys’ fees and expenses) incurred by Purchaser and its Subsidiaries in connection with the collection of such overdue amounts and the enforcement by Purchaser of its rights under Section 7.2(b) or 7.2(c), together with interest on such overdue amounts at a rate per annum equal to the “prime rate” in effect on the date on which such payment was required to be made.
Section 7.3. Amendment. This Agreement may be amended by Purchaser and Company, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Requisite Shareholder Vote is obtained, provided that, after the Company Requisite Shareholder Vote is obtained, no amendment shall be made that, by Law, requires further approval by the shareholders of any party hereto without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.
Section 7.4. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party.
ARTICLE 8
MISCELLANEOUS
Section 8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Purchaser, Purchaser and Company that by their terms apply or are to performed in whole or in part after the Effective Time and that are contained in Section 5.6, Article 7 and this Article 8 shall survive the Effective Time.
Section 8.2. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided in Sections 7.2(b), 7.2(c) and 7.2(d).
Section 8.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by telecopier or facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Company:
The Oilgear Company
2300 South 51st Street
Milwaukee, Wisconsin 53219-2340
Attention: David Zuege
Facsimile: (414) 327-0532
with a copy to:
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4497
Attention: Joseph D. Masterson
Facsimile: (414) 271-3552
If to Purchaser:
Mason Wells Buyout Fund II, Limited Partnership
411 East Wisconsin Avenue, Suite 1280
Milwaukee, Wisconsin 53202
Attention: John T. Byrnes
Facsimile: (414) 727-6402
with a copy to:
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Benjamin F. Garmer, III
                  Jay O. Rothman
Facsimile: (414) 297-4900
Section 8.4. Entire Agreement; No Third Party Beneficiaries.
     (a) This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof; provided, however, the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement.
     (b) This Agreement, except for the provisions of Section 5.6, shall not confer any rights or remedies upon any Person other than the parties hereto and their respective permitted successors and permitted assigns.
Section 8.5. Assignment; Binding Effect. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that each party may assign this Agreement and its rights, interests and obligations hereunder to any lender of such party or its affiliates and to any successor and assign of such lender without the prior approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.
Section 8.6. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule. Each party hereto stipulates that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, any Wisconsin state court or any federal court located within the City of Milwaukee, Wisconsin, and each party hereto consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.
Section 8.7. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.8. Enforcement of Agreement. The parties hereto agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement by any of them and that, in addition to all other available remedies, each aggrieved party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.
Section 8.9. Waiver of Jury Trial. Purchaser and Company hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 8.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 8.11. Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.12. Interpretation. Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Notwithstanding anything to the contrary in this Agreement, each Section of this Agreement is qualified by the matters set forth with respect to such Section in the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, only to the extent specified therein.
Section 8.13. Definitions. For purposes of this Agreement,
     (a) “Acquisition Proposal” shall mean any proposal or offer from any Person other than Purchaser or any of its Subsidiaries (in each case, whether or not in writing and whether or not delivered to the shareholders of Company generally) relating to (i) any direct or indirect acquisition or purchase of a business of Company or any of its Subsidiaries that constitute 10% or more of the consolidated revenues, net income or assets of Company or of 10% or more of any class of equity securities of Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities of Company, (iii) any merger, reorganization, share exchange, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or (v) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the aggregate benefits to Purchaser of the transactions contemplated hereby.
     (b) “Additional Shares” means a number of shares of Common Stock equal to X minus Y, where (a) X equals (i) the total amounts that were due to Purchaser upon termination of this Agreement pursuant to the applicable provisions of Section 7.2(b) or Section 7.2(c), minus the amount paid to Purchaser in immediately available funds pursuant to Section 7.2(e)(i), divided by (ii) the average closing sale price of the Common Stock as reported on the Nasdaq Capital Market for the twenty consecutive trading days immediately following the date of termination of this Agreement; and (b) Y equals the number of Reimbursement Shares previously issued to Purchaser pursuant to Section 7.1(e)(ii); provided, however, that in the event the number of Additional Shares as calculated pursuant to the foregoing definition, when added to the number of Reimbursement Shares previously issued to Purchaser, exceeds 19.99% of the issued and outstanding shares of Common Stock on the date of issuance of the Reimbursement Shares, the term “Additional Shares” shall mean the number of shares of Common Stock that, when added to the number of Reimbursement Shares previously issued to Purchaser, equals 19.99% of the issued and outstanding shares of Common Stock on the date of issuance of the Reimbursement Shares.
     (c) “Adjusted EBITDA” shall mean, for any month from July 2005 to June 2006, inclusive, the amount indicated for such month in Schedule 6.2(g) to the Company Disclosure Schedule and, for any other period, Company’s net income after taxes (excluding (i) any after-tax gains or losses on the sale of assets (including, without limitation, the sale of the Leeds property other than the sale of inventory in the ordinary course of business), (ii) other after-tax extraordinary gains or losses and excluding stock option expense, (iii) all fees and costs incurred by Company in connection with the negotiation, preparation, execution and performance of this Agreement, and (iv) all other non recurring expenses such as those shown on Schedule 6.2(g) to the Company Disclosure Schedule), less interest income, plus interest expense, income tax expense, depreciation and amortization, all on a consolidated basis.
     (d) “Affiliates” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
     (e) “Business Day” shall mean any day on which banks are not required or authorized to close in the City of New York, New York.
     (f) “Change of Control Benefits” shall mean all amounts payable to any officers, employees or directors of Company or any of its Subsidiaries as a result of the Merger and the other transactions contemplated hereby and/or any subsequent employment termination pursuant to (i) Company’s Deferred Directors Fee Plan, as amended; (ii) Company’s Retirement Benefits Equalization Plan, as amended; and (iii) any employment Contracts providing for “change of control” payments.
     (g) “Company Contract” shall mean each of the following, whether or not set forth in the Company Disclosure Schedule: (i) each Contract of the type described in Section 3.16(a); (ii) each Contract that constitutes an Employee Benefit Plan; (iii) each Contract that constitutes a collective bargaining agreement; and (iv) each Contract that Company has filed, or is required to file, as an exhibit to a report with the SEC under Item 601 of Regulation S-K of the SEC and that remains in effect.
     (h) “Hazardous Substance” shall mean (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or

(iii) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any Environmental Law.
     (i) “Intellectual Property Rights” shall mean rights in the following: (i) all trademark rights, trademarks, business identifiers, trade dress, service marks, trade names, brand names, slogans, symbols, logos and similar rights; (ii) all copyrights, copyrightable works and all other rights associated therewith and the underlying works of authorship and similar rights; (iii) all patents and all proprietary rights associated therewith and similar rights; (iv) all technology, inventions, improvements, mask works and mask work registrations, know how, discoveries, improvements, information, materials, industrial designs, designs, drawings, methods, computer source codes, programs and other software (including all machine readable code, printed listings of code, manuals, documentation and related property and information), trade secrets, confidential information, websites, domain names, shop and royalty rights and all other types of intellectual property and similar rights; and (v) all registrations of any of the foregoing and all applications therefor.
     (j) “Mason Wells Fee” shall mean the sum of $500,000.
     (k) “Material Adverse Effect” shall mean any change, effect, condition, factor or circumstance that, individually or in the aggregate with other changes, effects, conditions, factors or circumstances, is or is reasonably likely to be materially adverse to the business, results of operations, properties, condition (financial or otherwise), assets or liabilities of Company, Purchaser or the Surviving Corporation, as the case may be, and its Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a “Material Adverse Effect” in no event shall there be taken into account any change, effect, condition, factor or circumstance resulting from or relating to a matter affecting the fluid power industry generally or a change in general economic or financial conditions, except to the extent such change, effect, condition, factor or circumstance has had, or would be reasonably likely to have, a disproportionate effect on Company and its Subsidiaries, taken as a whole, on the one hand, or Purchaser, on the other hand.
     (l) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.
     (m) “Purchaser’s Costs” means all out-of-pocket expenses incurred by Purchaser or any of its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and related documentation (including, without limitation, the due diligence investigations undertaken by Purchaser prior to commencing, during and after negotiation of this Agreement), including filing fees and fees and expenses of its legal, accounting, financial and due diligence advisors, accountants and consultants and all fees and expenses payable to any financing sources related to this Agreement, the transactions contemplated hereby and any related financing; provided, however, that in no event shall Purchaser’s Costs exceed $2,250,000.
     (n) “Regulatory Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other supranational, national, state, provincial, municipal, local or foreign Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     (o) “Reimbursement Shares” means the number of shares of Common Stock equal to the quotient of X divided by Y, where (a) X equals the total amounts due to Purchaser pursuant to the applicable provisions of Section 7.2(b) or Section 7.2(c), minus the amount paid to Purchaser in immediately available funds pursuant to Section 7.2(e)(i), and (b) Y equals $11.25; provided, however, that in the event the number of Reimbursement Shares as calculated pursuant to the foregoing definition exceeds 19.99% of the then issued and outstanding shares of Common Stock, the term “Reimbursement Shares” shall mean the number of shares of Common Stock equal to 19.99% of the then issued and outstanding Common Stock.
     (p) “Subsidiaries” of any Person shall mean any corporation or other form of legal entity, including, without limitation, Company’s joint ventures in India and Taiwan and any other joint ventures (i) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 40% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (ii) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.
     (q) “Superior Proposal” shall mean an unsolicited (by Company, any of its Subsidiaries or any of the Representatives), bona fide, written, fully-financed (which, for the purposes of this Agreement, shall mean the receipt of a commitment letter (similar to the commitment letter furnished to Company by Purchaser on or before June 13, 2006) from a reputable Person capable of financing the transaction, subject only to normal and customary exceptions), proposal made by any Person other than Purchaser or any of its Subsidiaries to acquire all of the issued and outstanding shares of Company Common Stock pursuant to a tender offer or a merger or to acquire all of the properties and assets of Company on terms and conditions that a majority of the members of the Board of Directors of Company determines in good faith, after consultation with a nationally recognized financial advisor and taking into account all of the terms and conditions of such proposal (including all legal, financial, regulatory, and other aspects of such proposal and any expense reimbursement provisions, termination fees and conditions associated with such proposal), is more favorable to Company’s shareholders from a financial point of view than the transactions contemplated hereby (including, to the extent applicable, any proposal or offer by Purchaser for an adjustment to the terms and conditions of this Agreement pursuant to Section 5.5(a)) and is reasonably likely to be consummated.
     (r) “Taxes” shall mean supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, production, business and occupation, disability, FICA, employment, payroll, license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.
     (s) “Tax Return” shall mean a return, report, estimate, claim for refund or other information, form or statement relating to, or required to be filed or supplied in connection with, any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.
     (t) “Termination Fee” shall mean the sum of $2,000,000.
     (u) “Transaction Expenses” shall mean all fees and expenses incurred through the Effective Time on behalf of Company and its Subsidiaries in connection with Company’s sale process, as well as in connection with the preparation, negotiation, execution and performance of this Agreement, including the consummation of the transactions contemplated hereby, including (i) fees, disbursements and expenses of any attorneys, accountants or other agents, advisors, consultants and experts employed by Company, including all investment banking fees or other similar amounts payable to any financial advisor to Company; (ii) costs of preparing, printing and mailing the Proxy Statement to Company’s shareholders, obtaining the approval of Company’s shareholders of this Agreement and the transactions contemplated hereby, and consummation the transactions contemplated hereby (including, without limitation, paying agent and similar fees); and (iii) all other non-payroll related costs and expenses in each case incurred or to be incurred by Company or its Subsidiaries through the Effective Time in connection with this Agreement.
[The next page is the signature page.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

LINCOLN ACQUISITION CORP.

/s/ John Byrnes
John Byrnes
President and Chief Executive Officer

THE OILGEAR COMPANY
/s/ David A. Zuege
David A. Zuege
President and Chief Executive Officer

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